UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT




                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934




                                  June 22, 2000
                                (Date of earliest
                                 event reported)



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




          PENNSYLVANIA                1-1401              23-0970240
        (State or other                (SEC              (IRS Employer
        jurisdiction of             file number)         Identification
         incorporation)                                      Number)




           230l Market Street, Philadelphia, Pennsylvania     19101
              (Address of principal executive offices)      (Zip Code)



               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events.

On June 22, 2000 the Company issued the following press release:

PENNSYLVANIA PUC UNANIMOUSLY APPROVES
PECO ENERGY'S MERGER WITH UNICOM

Philadelphia, Pa., June 22, 2000 - The Pennsylvania Public Utility Commission today unanimously approved the proposed merger between PECO Energy Company, of Philadelphia, and Unicom Corporation, of Chicago.

The vote was 5-0.

Corbin A. McNeill, Jr., chairman, president and CEO of PECO Energy, and John W. Rowe, chairman, president and CEO of Unicom, said they were pleased with the PUC approval, as it takes the merger one step closer to completion. They will become co-CEOs of the new Exelon Corporation.

The PUC approval followed the submission on March 24, 2000, by PECO Energy of a joint petition for settlement reached with various parties to the Company's proceedings before the PUC involving the merger.

The settlement agreement provides comprehensive customer benefits, including $200 million in rate reductions from 2002 through 2005, an 18-month extension on existing energy delivery rate caps, an additional $3 million for service funds that assist low-income households, quality service benchmarks and performance measurement criteria for electric reliability and customer service, a nearly $20 million investment to support the development of wind and solar power generation, and several provisions that will further promote electric competition in Pennsylvania.

Additionally the Company committed, through January 1, 2008, to keep its distribution headquarters in Philadelphia, retain employment at the headquarters at not less than 1,100 and maintain charitable and community development contributions at least at current levels.

In addition to the Pennsylvania PUC, the merger also has been approved by the Federal Energy Regulatory Commission, the Department of Justice and the Illinois Commerce Commission.

Additional regulatory review and approvals of the merger include shareholders of both companies, the Nuclear Regulatory Commission and the Securities and Exchange Commission. Target date for closing the merger remains September, 2000.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                        PECO ENERGY COMPANY


                                        /S/ Jean H. Gibson
                                        ---------------------------
                                        Vice President & Controller


June 22, 2000